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                          SECURITIES PURCHASE AGREEMENT



                          Dated as of September 1, 1999


                                 By and Between


                               OVERSEAS TOYS, L.P.


                                       And


                                   CYRK, INC.





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                                TABLE OF CONTENTS

                                                                          PAGE


RECITALS                                                                    1

ARTICLE 1  DEFINITIONS                                                      2
     1.1   Certain Defined Terms                                            2

ARTICLE 2  SALE AND TRANSFER OF SECURITIES; CLOSING                         2
     2.1   Sale and Purchase of Securities                                  2
     2.2   Purchase Price; Payment                                          2
     2.3   Closing                                                          2

ARTICLE 3  REPRESENTATIONS AND WARRANTIES                                   3
     3.1   Disclosure Schedule                                              3
     3.2   Representations and Warranties of the Company                    3
           (a)  Organization, Standing and Corporate Power                  3
           (b)  Subsidiaries                                                4
           (c)  Capitalization; Valid Issuance of Shares                    4
           (d)  Authority; Noncontravention                                 5
           (e)  SEC Documents; Undisclosed Liabilities                      6
           (f)  Information Supplied                                        7
           (g)  Absence of Certain Changes or Events                        7
           (h)  Litigation; Labor Matters; Compliance with Laws             7
           (i)  Employee Matters                                            8
           (j)  Tax Returns and Tax Payments                                9
           (k)  State Antitakeover Laws Not Applicable;
                No Other Restrictions                                      10
           (l)  Environmental Matters                                      10
           (m)  Properties                                                 11
           (n)  Intellectual Property                                      11
           (o)  Brokers                                                    12
           (p)  Opinion of Financial Advisor                               12
           (q)  Board and Special Committee Recommendations                12
           (r)  Common Shares Listing                                      12
           (s)  Required Vote                                              12
           (t)  Termination of Shareholders Agreement                      12
           (u)  Year 2000 Compliance                                       13
     3.3   Representations and Warranties of the Investor                  13
           (a)  Organization, Standing and Power                           13
           (b)  Authority; Noncontravention                                13
           (c)  Information Supplied                                       14
           (d)  Litigation                                                 14

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                                TABLE OF CONTENTS
                                   (continued)

                                                                          Page


           (e)  Brokers                                                    14
           (f)  Investor Status                                            14
           (g)  Accredited Investor                                        14
           (h)  Financial Ability                                          15
           (i)  No Other Agreements                                        15

ARTICLE 4  COVENANTS OF THE COMPANY                                        15
     4.1   Affirmative Covenants                                           15
     4.2   Restrictions                                                    16
     4.3   No Solicitation                                                 17
     4.4   Certain Agreements                                              18
     4.5   Continuing Covenants                                            18

ARTICLE 5  ADDITIONAL AGREEMENTS                                           20
     5.1   Preparation of the Proxy Statement; Stockholder Meeting         20
     5.2   Best Efforts                                                    21
     5.3   Public Announcements                                            21
     5.4   Takeover Statutes                                               21
     5.5   Restriction on Investor                                         22
     5.6   Restrictive Legend                                              22
     5.7   Standstill                                                      22
     5.8   Resignation of Investor Directors                               24

ARTICLE 6  CONDITIONS PRECEDENT                                            24
     6.1   Conditions to Each Party's Obligation To Effect the Closing     24
           (a)  HSR Act                                                    24
           (b)  No Injunctions or Restraints                               24
           (c)  Company Stockholder Approval                               24
     6.2   Conditions to Obligation of the Investor                        24
           (a)  Representations and Warranties                             25
           (b)  Performance of Obligations of the Company                  25
           (c)  Consents, etc.                                             25
           (d)  No Material Adverse Change                                 25
           (e)  Delivery of Certain Documents                              25
     6.3   Conditions to Obligation of the Company                         26
           (a)  Representations and Warranties                             26
           (b)  Performance of Obligations of the Investor                 26
           (c)  Delivery of Certain Documents                              26

                                TABLE OF CONTENTS
                                   (continued)

                                                                          Page

ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER                               27
     7.1   Termination                                                     27
     7.2   Effect of Termination                                           27
     7.3   Amendment                                                       28
     7.4   Extension; Waiver                                               28

ARTICLE 8  INDEMNIFICATION; REMEDIES                                       29
     8.1   Survival; Right To Indemnification Not Affected By Knowledge    29
     8.2   Indemnification and Payment of Damages By the Company           29
     8.3   Indemnification and Payment of Damages By the Investor          30
     8.4   Limitation on Amount                                            30
     8.5   Procedure for Indemnification -- Third Party Claims             30
     8.6   Procedure for Indemnification -- Other Claims                   31
     8.7   Remedies Exclusive                                              32

ARTICLE 9  GENERAL PROVISIONS                                              32
     9.1   Notices                                                         32
     9.2   Interpretation                                                  33
     9.3   Counterparts                                                    33
     9.4   Entire Agreement; No Third-Party Beneficiaries                  33
     9.5   Costs and Expenses                                              33
     9.6   Governing Law                                                   34
     9.7   Assignment                                                      34
     9.8   Enforcement                                                     34
     9.9   Severability                                                    34
     9.10  Further Assurances                                              35
     9.11  Construction                                                    35

EXHIBITS

EXHIBIT A  Definitions
EXHIBIT B  Certificate of Designation
EXHIBIT C  Form of Warrant
EXHIBIT D  Registration Rights Agreement
EXHIBIT E  Management Agreement
EXHIBIT F  Form of Opinion of Company Counsel


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                          SECURITIES PURCHASE AGREEMENT

                  THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into as of September 1, 1999 by and between OVERSEAS TOYS, L.P., a Delaware limited partnership (the "Investor"), and CYRK, INC., a Delaware corporation (the "Company").


                                    RECITALS

                  WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, (i) a total of 25,000 shares of Series A Senior Cumulative Participating Convertible Preferred Stock of the Company, the Certificate of Designation of which is attached hereto as Exhibit B (the "Series A Preferred Stock"), and (ii) a warrant, in the form attached hereto as Exhibit C, to purchase an additional 15,000 shares of Series A Preferred Stock (the "Warrant"), pursuant to the terms and conditions set forth in this Agreement;

                  WHEREAS, the Board of Directors of the Company has approved, and deemed it advisable, that the Company (i) execute and deliver this Agreement and consummate the Contemplated Transactions, and (ii) issue and sell to the Investor such shares of Series A Preferred Stock and the Warrant on the terms and conditions set forth herein;

                  WHEREAS, concurrently with the closing of the transactions contemplated by this Agreement, the Company will enter into a registration rights agreement with the Investor with respect to the shares of Series A Preferred Stock and the Warrant being acquired by the Investor herein (the "Registration Rights Agreement"), in the form attached hereto as Exhibit D;

                  WHEREAS, concurrently with the closing of the transactions contemplated by this Agreement, the Company will enter into a management agreement with The Yucaipa Companies, in the form attached hereto as Exhibit E (the "Management Agreement"), to provide management and consulting services to the Company;

                  WHEREAS, concurrently with the execution of this Agreement, certain shareholders of the Company are entering into a voting agreement with the Investor (the "Voting Agreement") whereby such shareholders have agreed to vote their shares in favor (a) of the Company Stockholder Approval (as defined in Section 3.2(s)) and any other vote, consent or action as required of the stockholders of the Company to approve the Contemplated Transactions and (b) the election of certain nominees selected by Investor to the Board of Directors of the Company; and

                  WHEREAS, concurrently with the execution of this Agreement and in order to


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induce the Investor to agree to the transactions contemplated hereby, the
Company has entered into Employment Agreements with each of Patrick Brady and Allan Brown to serve as Co-Chief Executive Officers and Co-Presidents of the Company (collectively, the "Employment Agreements"), such Employment Agreements to be effective only as of the Closing.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants, restrictions and agreements contained in this Agreement, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. Capitalized words and phrases used in this Agreement and not otherwise defined herein have the meanings ascribed to them in Exhibit A hereto.


                                    ARTICLE 2

                    SALE AND TRANSFER OF SECURITIES; CLOSING

     2.1 SALE AND PURCHASE OF SECURITIES. At the Closing provided for in
Section 2.3, and on the terms and subject to the conditions herein set forth, the Company shall sell, transfer, assign, convey, and deliver to the Investor, and the Investor shall purchase, accept, and acquire from the Company, a total of 25,000 shares of Series A Preferred Stock (the "Series A Preferred Shares") and the Warrant (together with the Series A Preferred Shares, the "Purchased Securities").

     2.2 PURCHASE PRICE; PAYMENT. In consideration of the sale, transfer, assignment, conveyance and delivery to the Investor of the Purchased Securities, the Investor agrees to pay to the Company on the Closing Date, by wire transfer of immediately available funds to an account specified by the Company, an aggregate purchase price of Twenty-Five Million Dollars ($25,000,000) (the "Purchase Price").

     2.3 CLOSING.

         (a) The closing of the transactions contemplated by Sections 2.1 and
2.2 shall take place at the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Suite 3500, Los Angeles, California at 10:00 a.m., Pacific Time, or at such other time and place as the Company and the Investor may mutually agree in writing, as soon as practicable and in any event within two (2) Business Days following, and subject to, the prior fulfillment or waiver of all conditions (other than conditions to be satisfied at the Closing, but subject to those conditions) set forth in Article 6 hereof (such event being called the "Closing" and such date,


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the "Closing Date"). All transactions required to occur at the Closing shall be deemed to have occurred simultaneously, and no such transaction shall be deemed to have occurred until all have occurred.

         (b) At the Closing, the Company will deliver the following to the
Investor:

                           (i) A duly executed stock certificate evidencing the Series A Preferred Shares registered in the name of the Investor;

                           (ii) The duly executed Warrant registered in the name of the Investor;

                           (iii) The Registration Rights Agreement and the Management Agreement, each duly executed and delivered by the Company; and

                           (iv) The documents, instruments and writings contemplated or required to be delivered by the Company at the Closing pursuant to Section 6.2 or otherwise contemplated or required under this Agreement.

         (c) At the Closing, the Investor will deliver to the Company:

                           (i) The Purchase Price;

                           (ii) The Registration Rights Agreement duly executed and delivered by the Investor, and the Management Agreement duly executed and delivered by The Yucaipa Companies; and

                           (iii) The documents, instruments and writings contemplated or required to be delivered by the Investor at the Closing pursuant to Section 6.3 or otherwise contemplated or required under this Agreement.


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 DISCLOSURE SCHEDULE. On the date hereof, the Company has delivered to the Investor a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 3.2, or to one or more of its covenants contained herein.

     3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Investor, except as set forth in the Disclosure Schedule, as follows:

         (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. Section 3.2(a) of the Disclosure Schedule contains complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and the comparable Organizational Documents of each of its Subsidiaries.

         (b) SUBSIDIARIES. The only direct or indirect Subsidiaries of the Company and other ownership interests held by the Company in any other Person are those listed in Section 3.2(b) of the Disclosure Schedule or in Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and other than such listed Subsidiaries and Persons, the Company does not own (directly or indirectly) any stock, securities or equity interests in any Person. All the outstanding shares of capital stock or other ownership interests of each such listed Subsidiary and Person have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company, by another Subsidiary (wholly owned) of the Company or by the Company and another such Subsidiary (wholly owned), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

         (c) CAPITALIZATION; VALID ISSUANCE OF SHARES. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.01 par value per share (the "Common Shares"), and 1,000,000 shares of "blank-check" preferred stock, $0.01 par value per share (the "Preferred Shares"). As of the date of this Agreement, there are (i) 15,740,857 Common Shares issued and outstanding, (ii) no Common Shares held in the treasury of the Company or held by any Subsidiary of the Company; (iii) 1,319,276 Common Shares reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Option Plans; (iv) 2,313,155 Common Shares issuable upon exercise of outstanding Company Stock Options; (v) 300,000 Common Shares issuable upon exercise of the warrants listed in Section 3.2(c) of the Disclosure Schedule, and (vi) no Preferred Shares issued or outstanding. Section 3.2(c) of the Disclosure Schedule contains a complete and accurate list of all Company Stock Options outstanding pursuant to the Option Plans including the date of grant, name of option holder, exercise price and expiration date. Except as set forth in this Section 3.2(c), no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Series A Preferred Shares and the Warrant, when issued, paid for and delivered in accordance with the terms of this Agreement, and the Series A Preferred Shares to be issued pursuant to the Warrant, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Company Stock Options or the warrants set forth in Section 3.2(c) of the Disclosure Schedule or as otherwise set forth in Section 3.2(c) of the Disclosure Schedule, (x) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the Company or any of its Subsidiaries and (y) to the Knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any Subsidiary of the Company. Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company or any of its Subsidiaries is or would be required to register Common Shares, Preferred Shares or other securities under the Securities Act of 1933, as amended.

         (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement, the Management Agreement and the Registration Rights Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Company's stockholders of the issuance and sale of the Purchased Securities to the Investor and the election to the Board of Directors of the Company of the Investor's nominees pursuant to Section 5.1(b). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. When duly executed and delivered by the Company at Closing, each of the Management Agreement, the Registration Rights Agreement and the Warrant shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.2(d) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the Contemplated Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, payment or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under,
(i) the Certificate of Incorporation or Bylaws of the Company or the comparable Organizational Documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets which is material to the Company and its Subsidiaries taken as a whole ("Material Contracts") or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect or would not prevent or materially hinder or delay the ability of the Company to consummate the Contemplated Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, (each a "Governmental Entity" and collectively, "Governmental Entities") or any other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement, and (y) such reports or schedules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Contemplated Transactions, (iii) the Company Stockholder Approval, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices for which the absence of such would not, individually or in the aggregate, have a Material Adverse Effect or as are set forth in Section 3.2(d) of the Disclosure Schedule.

         (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). As of their respective dates (or, if amended, at the time of such amended filing or, in the case of Securities Act registration statements, on their respective effective dates), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents (including any and all financial statements included therein) as of such dates and as of the date hereof (except as set forth in subsequent filings with the SEC prior to the date hereof and, only with respect to Company SEC Documents filed after the date hereof, except as set forth in subsequent filings with the SEC prior to the Closing Date) contained or contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents (the "Company SEC Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since December 31, 1998, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations required to be reflected in its balance sheet (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of December 31, 1998 (including the notes thereto), (ii) as incurred in connection with the Contemplated Transactions, (iii) as set forth in
Section 3.2(e) of the Disclosure Schedule, (iv) as described in the Company SEC Documents filed since December 31, 1998, but prior to the date of this Agreement (the "Recent Company SEC Documents") or (v) as incurred in the ordinary course of business consistent with past practice in amounts that are not material to the Company and its Subsidiaries taken as a whole. Neither the Company, nor any of its Subsidiaries is, or has received any notice or has any Knowledge that any other party is, in default or breach under or is unable to perform in any material respect under any Material Contracts, nor has there occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach, except for those defaults, breaches or inability to perform which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

         (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by the Investor for inclusion or incorporation by reference therein.

         (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Recent Company SEC Documents or in Section 3.2(g) of the Disclosure Schedule, since December 31, 1998, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change; (ii) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse

Change; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Sections 4.2 or 4.4 without the prior written consent of the Investor; or (iv) any condition, event or occurrence which would prevent or materially hinder or delay the ability of the Company to consummate the Contemplated Transactions.

         (h) LITIGATION; LABOR MATTERS; COMPLIANCE WITH LAWS.

                           (i) Except as disclosed in the Company SEC Documents, there is no suit, action, proceeding, investigation or inquiry pending or, to the Knowledge of the Company, Threatened against or affecting the Company or any of its Subsidiaries or, to the Knowledge of the Company, any basis for any such suit, action, proceeding, investigation or inquiry that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or materially hinder or delay the ability of the Company or the Investor to consummate the Contemplated Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, in the future would reasonably be expected to have, any such effect.

                           (ii) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, Threatened, any of which would reasonably be expected to have a Material Adverse Effect.

                           (iii) The conduct of the business of each of the Company and each of its Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         (i) EMPLOYEE MATTERS. Section 3.2(i) of the Disclosure Schedule contains a complete and accurate list of all employment, severance, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or employee benefit plan, agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates, for the benefit or welfare of any current or former director, officer, employee, consultant of the Company or any of its ERISA Affiliates (such plans, agreements, trust funds and arrangements being collectively the "Employee Agreements and Plans"), other than employment agreements which provide for compensation to an individual that is not in excess of $60,000 per year (including any payments available upon acceleration, termination, or change of control). Each of the Employee Agreements and Plans is in compliance with all applicable laws including ERISA and the Code except where noncompliance would not reasonably be expected to have a Material Adverse Effect. The IRS has issued a determination letter stating that each Employee Agreement and Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination. The liabilities accrued under each such Employee Agreement and Plan are reflected on the latest balance sheet of the Company included in the Recent SEC Reports to the extent required in accordance with GAAP. No condition exists that is reasonably likely to subject the Company or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under
Section 502(j) of ERISA or liability under Section 4069 of ERISA or 4975, 4976, or 4980B of the Code or the loss of a federal tax deduction under Section 280G of the Code or other liability with respect to the Employee Agreements and Plan that would have a Material Adverse Effect and that is not reflected on such balance sheet. No Employee Agreement and Plan (other than any one that is a "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, all of which are indicated in Section 3.2(i) of the Disclosure Schedule) is subject to Title IV of ERISA. There are no pending or, to the Knowledge of the Company, anticipated or Threatened claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Employee Agreements and Plans or any trusts related thereto. "ERISA Affiliate" means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a "single employer" within the meaning of
Section 4001(a)(15) of ERISA.

         (j) TAX RETURNS AND TAX PAYMENTS.

                           (i) The Company and each of its Subsidiaries has filed or caused to be filed, on a timely basis, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group, pursuant to applicable law. Each of the Company and its Subsidiaries has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company or its Subsidiaries, except such Taxes, if any, as are listed in Section 3.2(j)(i)(B) of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Company SEC Financial Statements;

                           (ii) The Company and its Subsidiaries have not granted the IRS or relevant state tax authorities any extension or waiver of or the applicable statute of limitations for their respective United States federal and state income Tax Returns for any period. All deficiencies proposed as a result of any audits of any Tax Returns have been paid, reserved against, settled, or, as listed on Section 3.2(j)(ii) of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. No issues have been raised (and are currently pending) by any taxing authority in connection with any

         Tax Return of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or its Subsidiaries for which any of them may be liable;

                           (iii) The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Company and its Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to that company's liability for Taxes. All Taxes that the Company or any of its Subsidiaries is or was required by applicable law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity or other Person;

                           (iv) All Tax Returns filed by (or that include on a consolidated basis) the Company and/or its Subsidiaries are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company or any of its Subsidiaries after the date of this Agreement. Except as set forth in Section 3.2(j)(iv) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined, unitary or aggregate group for Tax purposes except such a group consisting only of the Company and its Subsidiaries; and

                           (v) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law).

         (k) STATE ANTITAKEOVER LAWS NOT APPLICABLE; NO OTHER RESTRICTIONS. The Board of Directors of the Company has approved this Agreement and the Contemplated Transactions and such approval constitutes approval of the Investor's acquisition of the Series A Preferred Shares and the Warrant and the other Contemplated Transactions by the Board of Directors of the Company under the provisions of Section 203 of the DGCL and Chapter 110C of the Massachusetts General Laws such that such provisions do not apply to this Agreement or the Contemplated Transactions. No other state takeover statute or similar statute or regulation of the State of Delaware or The Commonwealth of Massachusetts (or, to the Knowledge of the Company, of any other state or jurisdiction) applies to this Agreement or the Contemplated Transactions. No provision of the Certificate of Incorporation, Bylaws or other governing instruments of the Company or any of its Subsidiaries or the terms of any plan or agreement of the Company would, directly or indirectly, restrict or impair (i) the ability of the Investor to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by the Investor by virtue of this Agreement or the Contemplated Transactions or (ii) the rights granted hereunder, or permit any stockholder to acquire securities of the Company or the Investor, or any of their respective Subsidiaries, on a basis not available to the Investor in the event that the Investor were to acquire securities of the Company.

         (l) ENVIRONMENTAL MATTERS. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the Knowledge of the Company, Threatened, against the Company or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company or any of its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, or (ii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there was no release or Threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, regulatory agency, other Governmental Entity or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect.

         (m) PROPERTIES. Except as disclosed in the Company SEC Documents, each of the Company and its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Recent Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except Permitted Liens and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Recent Company SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company's Knowledge, the lessor.

         (n) INTELLECTUAL PROPERTY. Section 3.2(n) of the Disclosure Schedule contains a list of all copyrights, patents, trademarks, service marks and tradenames (including applications, continuations, reissues and similar rights) ("Intellectual Property") and software (other than standard, off-the-shelf software subject to "shrink wrap" licenses) ("Software") owned by or licensed to the Company and its Subsidiaries which are material to the conduct of business of the Company or any of its Subsidiaries. The Company or the Subsidiary using such Intellectual Property or Software either (i) owns the entire right, title and interest in and to the Intellectual Property and Software free and clear of any Liens (other than Permitted Liens) or (ii) has the right and license to use the same in its business, except where the failure to so own or have such right or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No proceedings are pending or, to the Knowledge of the Company, Threatened, which challenge the validity, use or ownership of any of the Intellectual Property or Software listed in Section 3.2(n) of the Disclosure Schedule. To the Knowledge of the Company, no infringement by the Company or any of its Subsidiaries of any Intellectual Property of any other Person has occurred and the Company and its Subsidiaries have not received notice of a claim that the Company or its Subsidiaries are infringing any Intellectual Property of any other Person. To the Knowledge of the Company, no Person is engaged in any unauthorized use of the Intellectual Property of the Company.

         (o) BROKERS. No broker, investment banker, financial advisor or other Person, other than Bear, Stearns & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company. The Company has provided to the Investor a true and correct copy of any agreement with Bear, Stearns & Co. providing for payment of any such fee or commission.

         (p) OPINION OF FINANCIAL ADVISOR. The Company has received, prior to the execution of this Agreement, the oral opinion of Bear, Stearns & Co. to the effect that the purchase price to be received by the Company for the Purchased Securities is fair, from a financial point of view, to the Company, a signed written copy of which opinion, dated as of the date of this Agreement (the "Bear Stearns Opinion"), will be delivered to the Investor within five (5) Business Days of the date hereof.

         (q) BOARD AND SPECIAL COMMITTEE RECOMMENDATIONS. The Board of
Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the stockholders of the Company, (ii) approved the Certificate of Designation in the form attached hereto as Exhibit B and resolved that it be filed in accordance with applicable law as soon as practicable following the Company Stockholder Approval and prior to the Closing Date, and (iii) resolved to recommend that the holders of the Common Shares approve this Agreement and the Contemplated Transactions. The special committee of independent directors of the Board of Directors of the Company (the "Special Committee") has, by unanimous vote, recommended that the Board of Directors approve this Agreement, the Certificate of Designation and the Contemplated Transactions.

         (r) COMMON SHARES LISTING. The Common Shares are registered pursuant to Section 12(g) of the Exchange Act and are listed on the Nasdaq National Market ("Nasdaq").

The Company has taken no action designed to cause, or likely to result in, the termination of the registration of the Common Shares under the Exchange Act or the delisting of the Common Shares from Nasdaq, nor has the Company received any notification that the SEC or the National Association of Securities Dealers, Inc. ("NASD") is contemplating the termination of such registration or listing.

         (s) REQUIRED VOTE. The Company Stockholder Approval, required pursuant to NASD Rule 4310(c)(25)(H)(i)d.2. prior to the purchase by the Investor of the Purchased Securities and the consummation of the Contemplated Transactions in order to avoid the possible delisting of the Common Shares from Nasdaq, is the only vote of the holders of any class or series of the Company's securities necessary to approve any of the Contemplated Transactions or this Agreement.

         (t) TERMINATION OF SHAREHOLDERS AGREEMENT. The Shareholders Agreement, dated as of June 9, 1997, and as amended as of July 21, 1997, by and among the Company, Allan Brown, The Eric Stanton Self-Declaration of Revocable Trust, Gregory Shlopak, and Patrick Brady, will be terminated as of the Closing by way of a termination agreement duly executed by all of the parties to such Shareholders Agreement, an executed copy of which termination agreement has been delivered by the Company to the Investor. Pursuant to such termination agreement, Eric Stanton has relinquished any right he may have had to be nominated to and/or to serve on the Board of Directors of the Company, including pursuant to such Shareholders Agreement, his Consulting Agreement, dated as of May 7, 1997, by and among Eric Stanton, the Company and SMI Merger, Inc., or otherwise.

         (u) YEAR 2000 COMPLIANCE. The Company's disclosure in the Recent Company SEC Documents concerning the "Year 2000" Issue is true and correct in all material respects.

     3.3 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor represents and warrants to the Company as follows:

         (a) ORGANIZATION, STANDING AND POWER. The Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Investor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Investor.

         (b) AUTHORITY; NONCONTRAVENTION. The Investor has all requisite partnership power and authority to enter into this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Investor and the consummation by the Investor of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Investor, enforceable against the Investor in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the Contemplated Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a benefit under, or result in the creation of any Lien upon its or its Subsidiaries' properties or assets under, (i) the Investor's Certificate of Limited Partnership or the comparable Organizational Documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to the Investor or any of its Subsidiaries, properties or assets which is material to the Investor or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Investor or its Subsidiaries, properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a material adverse effect with respect to the Investor or would not prevent or materially hinder or delay the ability of the Investor to consummate the Contemplated Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Investor or any Subsidiary of Investor in connection with the execution and delivery of this Agreement or the consummation by the Investor of any of the Contemplated Transactions, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports or schedules under the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

         (c) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Investor for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (d) LITIGATION. There is no suit, action, proceeding, investigation or inquiry pending or, to the Knowledge of the Investor, Threatened against or affecting the Investor or any of its Subsidiaries or any basis for any such suit, action, proceeding, investigation or inquiry that, individually or in the aggregate, would reasonably be expected to have a material adverse effect with respect to the Investor or prevent or materially hinder or delay the ability of the Company or the Investor to consummate the Contemplated Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Investor or any of its Subsidiaries or Affiliates having, or which, in the future would have, any such effect.

         (e) BROKERS. No broker, investment banker, financial advisor or other Person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Investor. The Investor has provided to the Company a true and correct copy of any agreement with Donaldson, Lufkin & Jenrette Securities Corporation providing for payment of any such fee or commission.

         (f) INVESTOR STATUS. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Series A Preferred Shares and the Warrant and is able to bear the economic risks of such investment.

         (g) ACCREDITED INVESTOR. The Investor is an "accredited investor" as defined in Rule 501(a) under the 1933 Act. The Investor is acquiring the Series A Preferred Shares and the Warrant for its own account and not with a view to any resale, distribution or other disposition of the Series A Preferred Shares or the Warrant in violation of the United States securities laws.

         (h) FINANCIAL ABILITY. The Investor has the financial capability to consummate the Contemplated Transactions, and the Investor understands that under the terms of this Agreement the Investor's obligations hereunder are not in any way contingent or otherwise subject to (i) the Investor's consummation of any financing arrangements or the Investor's obtaining any financing or (ii) the availability of any financing to the Investor.

         (i) NO OTHER AGREEMENTS. Except for the Employment Agreements and the Voting Agreement, the Investor has made no other agreements, arrangements or understandings concerning the Contemplated Transactions or the Company or any of its Subsidiaries with (a) any director, officer, employee or consultant of the Company or any of its Subsidiaries, or (b) any stockholder beneficially owning at least 5% of the outstanding Common Shares.


                                    ARTICLE 4

                            COVENANTS OF THE COMPANY

     4.1 AFFIRMATIVE COVENANTS. The Company covenants and agrees with the Investor that it will do or cause to be done the following, until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1:

         (a) use its Best Efforts to obtain all consents, approvals and authorizations set forth and marked with an asterisk in Section 3.2(d) of the Disclosure Schedule, or otherwise required to consummate the Contemplated Transactions, and to consult with the Investor and keep the Investor appraised of the progress with respect to such consents, approvals and authorizations;

         (b) permit a Representative of the Investor to attend all meetings of the Board of Directors, provided, that the Representative of the Investor shall excuse himself or herself from the meeting if so requested by the Board of Directors;

         (c) promptly provide the Investor with written notification of any event, occurrence or other information of any kind whatsoever which in any way would cause any representation or warranty made by the Company in this Agreement to be untrue, incorrect or incomplete or would cause any of the conditions to any party's obligations to consummate the Contemplated Transactions not to be fulfilled ("UPDATES"). All such written notifications shall specifically identify any and all of the representations or warranties affected by the event, occurrence or information that necessitated the giving of such notice. Notwithstanding the foregoing, the Updates shall not be given effect for the purposes of (i) determining the accuracy of the representations and warranties contained in this Agreement, (ii) determining the satisfaction of the conditions precedent to the obligations of the Investor contained in Section 6.2 of this Agreement, or (iii) limiting the Investor's ability to seek indemnification from the Company pursuant to the terms of this Agreement; and

         (d) subject to the provisions of the Confidentiality Agreement, will, and will cause its Subsidiaries and each of their Representatives to, give the Investor and its respective Representatives reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Representatives of the Company and the Company's Subsidiaries to furnish the Investor and Representatives of the Investor with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as the Investor may from time to time reasonably request.

     4.2 RESTRICTIONS. Except as contemplated by this Agreement or with the prior written consent of Investor (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the earlier of the termination of this Agreement pursuant to Section 7.1 and the Closing, the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business and consistent with past practice and use its and their respective reasonable Best Efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or required by law prior to the Closing Date, the Company will not, and will cause its Subsidiaries not to, without the prior written consent of the Investor (which consent shall not be unreasonably withheld or delayed):

         (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except for any dividend payable by a wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), other than the issuance of Common Shares upon the exercise of the Company Stock Options or the warrants set forth in Section 3.2(c) of the Disclosure Schedule outstanding on the date of this Agreement and in accordance with their present terms, or pursuant to the 1993 Employee Stock Purchase Plan;

         (c) propose, authorize or effect any change or amendment to its articles, by-laws or equivalent Organizational Documents or alter through merger, liquidation. reorganization, restructuring or in any other fashion the corporate structure or ownership of any material Subsidiary of the Company;

         (d) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Closing set forth in Section 6.1 or 6.2 not being satisfied; or

         (e) authorize any of, or commit or agree to take any of, the foregoing actions.

     4.3 NO SOLICITATION. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1:

         (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use Best Efforts to prevent) any of its or its Subsidiaries' Representatives to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal or (ii) participate in any negotiations regarding any Company Takeover Proposal; PROVIDED, HOWEVER, that if the Board of Directors of the Company or the Special Committee determines in good faith, following consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any Company Takeover Proposal made prior to the Company Stockholder Approval, which proposal was not solicited by it or any of its Subsidiaries and which did not otherwise result from a breach of this Section 4.3(a), and subject to providing prior written notice of its decision to take such action to the Investor and compliance with Section 4.3(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company or the Special Committee following consultation with its outside counsel) and (y) participate in negotiations regarding such Company Takeover Proposal.

         (b) Except as expressly permitted by this Section 4.3(b), neither the Board of Directors of the Company, the Special Committee, nor any other committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Investor, the approval or recommendation by such Board of Directors, the Special Committee, or such other committee of the Contemplated Transactions, (ii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, the Board of Directors of the Company or the Special Committee, to the extent that it determines in good faith, following consultation with outside counsel, that in light of a Company Superior Proposal failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, may terminate this Agreement solely in order to concurrently enter into a Company Acquisition Agreement with respect to a Company Superior Proposal, but only following notice to the Investor and payment to the Investor of a fee of $3.5 million.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall immediately (but in any event within one day) advise the Investor orally and in writing of any request for information or any Company Takeover Proposal, the material terms and conditions of such initial request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal.

         (d) Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company or the Special Committee, following consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; PROVIDED, HOWEVER, that, neither the Company nor its Board of Directors, the Special Committee, nor any other committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Contemplated Transactions or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal unless this Agreement is first terminated in accordance with Section 4.3(b).

     4.4 CERTAIN AGREEMENTS. The Company will immediately cease and cause its Representatives to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Takeover Proposal, and shall use its Best Efforts to cause such parties in possession of confidential information about the Company or its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy all such information in the possession of any such party or in the possession of any attorney, agent, advisor or representative of such party. Neither the Company nor any Subsidiary of the Company will waive or fail to enforce any provision of any confidentiality agreement entered into in connection with a potential Company Takeover Proposal or standstill or similar agreement to which it is a party without the prior written consent of the Investor.

     4.5 CONTINUING COVENANTS. The Company covenants that from and after the date of this Agreement and through the Closing and thereafter so long as the Investor owns Common Shares and/or Series A Preferred Shares (including shares underlying the Warrant) representing on an as converted basis, in the aggregate, at least 782,828 Common Shares (or an equivalent adjusted number of shares of voting securities of the Company into which such Common Shares have been converted following any reclassification or combination or similar change to the common stock of the Company):

         (a) The Company shall not issue or authorize for issuance any shares of equity securities of the Company in violation of the provisions of the Certificate of Designation;

         (b) The Company shall use its Best Efforts to maintain its status as a registrant under the Exchange Act that is not in default or contravention of any requirement of the Exchange Act, except in the event that, following the Closing, there is a merger, sale of all or substantially all of the assets of the Company or similar transaction involving the Company and its Subsidiaries and requiring approval of the Board of Directors and shareholders of the Company;

         (c) The Company shall use its Best Efforts to maintain the listing and posting for trading of the Common Shares on Nasdaq, except in the event that, following the Closing, there is a merger, sale of all or substantially all of the assets of the Company or similar transaction involving the Company and its Subsidiaries and requiring approval of the Board of Directors and shareholders of the Company;

         (d) The Company shall at all times reserve and keep available, solely for issuance and delivery upon conversion of the Purchased Securities, the number of Common Shares from time to time issuable upon conversion of all of the Purchased Securities at the time outstanding. All Common Shares issuable upon conversion of the Purchased Securities shall be duly authorized and, when issued upon such conversion, shall be validly issued, fully paid and nonassessable, and admitted for listing and quotation on Nasdaq;

         (e) Upon the written request of the Investor from time to time following the

Closing, (i) nominate and recommend for election to the Board of Directors of the Company at each annual meeting of the stockholders of the Company (and each special meeting of the stockholders of the Company at which Directors are to be elected): (A) so long as the Investor owns Common Shares and/or Series A Preferred Shares (including shares underlying the Warrant) representing on an as converted basis, in the aggregate, at least 3,131,313 Common Shares (or an equivalent adjusted number of shares of voting securities of the Company into which such Common Shares have been converted following any reclassification or combination or similar change to the common stock of the Company), three (3) nominees for director designated by the Investor (but not its permitted transferees that are not affiliates of the Investor) in each such written request, or, if the size of the Board of Directors is changed with the consent of the Investor pursuant to Section 4.5(g) below, such other number of nominees for director designated by the Investor as would constitute one less than a majority of the Board of Directors, (B) so long as the Investor owns Common Shares and/or Series A Preferred Shares (including shares underlying the Warrant) representing on an as converted basis, in the aggregate, at least 1,565,656 Common Shares but less than 3,131,313 Common Shares (or an equivalent adjusted number of shares of voting securities of the Company into which such Common Shares have been converted following any reclassification or combination or similar change to the common stock of the Company), two (2) nominees for director designated by the Investor (but not its permitted transferees that are not affiliates of the Investor) in each such written request, or, if the size of the Board of Directors is changed with the consent of the Investor pursuant to
Section 4.5(g) below, such other number of nominees for director designated by the Investor as would constitute at least two-sevenths of the members of the Board of Directors, and (C) so long as the Investor owns Common Shares and/or Series A Preferred Shares (including shares underlying the Warrant) representing on an as converted basis, in the aggregate, at least 782,828 Common Shares but less than 1,565,656 Common Shares (or an equivalent adjusted number of shares of voting securities of the Company into which such Common Shares have been converted following any reclassification or combination or similar change to the common stock of the Company), one (1) nominee for director designated by the Investor (but not its permitted transferees that are not affiliates of the Investor) in each such written request, or, if the size of the Board of Directors is changed with the consent of the Investor pursuant to Section 4.5(g) below, such other number of nominees for director designated by the Investor as would constitute at least one-seventh of the members of the Board of Directors; and (ii) nominate and use Best Efforts to cause to be elected as Chairman of the Board of Directors, Ron Burkle or such other nominee as is designated by the Investor (but not its permitted transferees that are not affiliates of the Investor) in such written request;

         (f) In the event that any member of the Board of Directors of the Company nominated by the Investor pursuant to the provisions of 4.5(e) or 5.1(b) vacates his position as a director of the Company as a result of his death, resignation, disqualification, removal or other cause other than pursuant to a vote of the stockholders of the Company, the Company agrees to appoint to the Board of Directors a replacement member designated by the Investor to serve out the remainder of the term of such former member in accordance with the provisions of the Certificate of Incorporation of the Company; and

         (g) Except as set forth in Section 6.2(h), the Company shall not make any change in the size of its Board of Directors, change the term of office of any member of the Board of Directors, or otherwise reclassify its Board of Directors or amend or otherwise modify the effect of any provision of Article VII of the Restated Certificate of Incorporation of the Company, filed with the Office of the Secretary of State of the State of Delaware on January 27, 1995, without the prior written consent of the Investor.


                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

     5.1 PREPARATION OF THE PROXY STATEMENT; STOCKHOLDER MEETING.

         (a) Promptly following the date of execution of this Agreement, the Company shall prepare and file with the SEC a Proxy Statement on Schedule 14A (the "Proxy Statement"). The Investor shall provide to the Company all information required by applicable securities laws to be included in the Proxy Statement regarding the Investor and its Affiliates and designees (as described below in Section 5.1(b)). The Company will use its reasonable Best Efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after any comments thereto issued by the SEC are cleared by the SEC.

         (b) The Company will, as promptly as practicable following the date of execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the approval of the Company stockholders of: (i) the Company's issuance and sale of the Purchased Securities to the Investor, by means of the affirmative vote of a majority of the votes cast by holders of the outstanding Common Shares as required by Nasdaq, and (ii) the election to the Board of Directors of the Company of three (3) nominees designated by the Investor to the Company in writing prior to the filing of the Proxy Statement, to serve as members of a class of directors to serve for a term of two (2) years or until the annual meeting of the stockholders of the Company in the year 2001, if later, by means of the affirmative vote of a plurality of the votes cast by holders of the outstanding Common Shares as required by the Company's by-laws (such approval of the Company stockholders of the foregoing matters set forth in clauses (i) and (ii) being referred to herein as the "Company Stockholder Approval"). The Company will, through its Board of Directors in accordance with the provisions of Section 3.2(q), recommend to its stockholders that they vote in favor of the Company Stockholders Approval. Such recommendation, together with a copy of the Bear Stearns Opinion, shall be included in the Proxy Statement. The Company will use Best Efforts to hold such meeting as soon as practicable after the date of execution of this Agreement.

     5.2 BEST EFFORTS. Each of the parties agrees to use its Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate, in the most expeditious manner practicable, the Closing and the other Contemplated Transactions. The Investor and the Company will use their Best Efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the Contemplated Transactions, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations, including any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. Each of the parties shall use its Best Efforts to obtain an early termination of the applicable waiting period under the HSR Act, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

     5.3 PUBLIC ANNOUNCEMENTS. The Investor and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or as are agreed upon in advance. The parties agree that the initial press release or releases to be issued with respect to the Contemplated Transactions shall be mutually agreed upon prior to the issuance thereof.

     5.4 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the Contemplated Transactions, the Company and the members of its Board of Directors, on the one hand, and the Investor and its general partner, on the other hand, shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

     5.5 RESTRICTION ON INVESTOR. Except as expressly provided in this Agreement or required by law prior to the Closing Date, the Investor will not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Closing set forth in Section
6.1 or 6.3 not being satisfied.

     5.6 RESTRICTIVE LEGEND. The Purchased Securities shall be stamped or otherwise imprinted with the following legend and the Investor agrees to transfer such Purchased Securities only in accordance therewith:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS SECURITY, NOR ANY INTEREST THEREIN, MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (ii) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, SUCH EXEMPTION TO BE EVIDENCED BY SUCH DOCUMENTATION AS THE ISSUER MAY REASONABLY REQUEST."

     5.7 STANDSTILL. Investor agrees that for so long as Investor beneficially owns Common Shares and/or Series A Preferred Shares (including shares underlying the Warrant) representing on an as converted basis, in the aggregate, at least 782,828 Common Shares, neither it nor its Affiliates will, directly or indirectly, without the prior written consent of a majority of the Board of Directors of the Company (other than the nominees or designees or the Investor),
(i) acquire, agree to acquire, make any proposal to acquire or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) to do any of the foregoing, any equity securities (other than the shares of Series A Preferred Stock and the Warrants or any shares of capital stock issuable upon the conversion or exercise thereof) of the Company, or (ii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities Exchange Commission) to vote any voting securities of the Company (other than in connection with the solicitation of proxies by the Board of Directors of the Company, or as contemplated by the Voting Agreement); provided, however, that the agreements of Investor set forth in this Section 5.7 shall not apply (A) following the breach by the Company of any of the covenants set forth in Section 4.5, upon which breach such agreements of the Investor shall be of no further force and effect; (B) in the event that any of the following events occurs and such event has not been endorsed or supported by the Board of Directors of the Company within ten (10) Business Days of the earlier of its occurrence or the receipt by the Board of Directors of notice of its anticipated occurrence: (x) the acquisition by any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of 20% of any class of equity securities of the Company, (y) the solicitation of proxies by any Person or group (other than Investor or the Board of Directors of the Company) or (z) the public announcement of any of the foregoing, or of any intent to engage in the foregoing, in which event the Investor shall be permitted to make a proposal to the disinterested members of the Board of Directors of the Company with respect to an acquisition or solicitation described in clause (i) or (ii) above;
(C) (x) to the extent of any sales or transfers of Common Shares by any of the parties to the Voting Agreement (other than the Investor) or any of their transferees to any Person not subject to the Voting Agreement, and the Investor shall be permitted to acquire and/or solicit for the acquisition of Common Shares up to the aggregate amount of any such sales or transfers, or (y) upon the material breach of the Voting Agreement by any of the parties thereto (other than the Investor), (1) upon which material breach, if arising from the failure of the breaching party to vote such party's shares in accordance with the provisions of the Voting Agreement and the Investor is unable to exercise its proxy with respect to such shares, the Investor shall be entitled to purchase the number of Common Shares equal to the percentage of ownership of the outstanding capital stock of the Company (including the Common Shares underlying the Warrant) owned by such breaching party or parties immediately following the date of this Agreement (or as of the date any such breaching party acquired its Common Shares if the breaching party is a transferee of a party to the Voting Agreement which transferee agreed to bound by the Voting Agreement), or (2) upon which material breach, if arising from the sale or other transfer of Common Shares by the breaching party in violation of the provisions of the Voting Agreement, the Investor shall be entitled to purchase the number of Common Shares equal to the aggregate amount of any such sales or transfers; or (D) in the event of any issuances of voting securities of the Company other than to current or former officers, employees, directors or consultants of the Company or its wholly owned Subsidiaries pursuant to the Option Plans or future stock option plans of the Company approved by the Board of Directors of the Company or pursuant to the Employment Agreements and Exchange Agreements listed at Section 3.2(c)(iii)(B) through (G) of the Disclosure Schedule, in which event the Investor shall be able to acquire and/or solicit for the acquisition of voting securities of the Company (including Common Shares) such that the Investor's total ownership of the Company is equal to the sum of (1) the number of Common Shares equal to twenty-three percent (23%) of the outstanding capital stock of the Company (including the Common Shares underlying the Warrant) PLUS (2) the number of Common Shares equal to the excess of twenty-four percent (24%) over the percentage of ownership of the outstanding capital stock of the Company (including the Common Shares underlying the Warrant) owned by the stockholders of the Company who are parties to the Voting Agreement (or any transferees of such stockholders who have agreed to the terms of the Voting Agreement) following the issuance of the voting securities referenced at the beginning of this clause (D).

     In the event that the Investor acquires shares pursuant to the provisions of clause (C) or (D)(2) in the preceding paragraph, the Investor agrees that, with respect to any vote of the shareholders of the Company other than a vote involving the election, replacement, removal or disqualification of any person nominated by the Investor pursuant to Section 4.5(e) hereof, it will vote the excess number of (X) Common Shares beneficially owned by the Investor OVER (Y) the number of Common Shares representing the percentage of ownership of the fully diluted capital stock of the Company represented by the Purchased Securities as of the date of this Agreement (including, without limitation, the Common Shares underlying the Warrant), as if the Purchased Securities had been issued to the Investor as of the date of this Agreement, PRO RATA in accordance with the votes of the other holders of Common Shares of the Company.

     5.8 RESIGNATION OF INVESTOR DIRECTORS. The Investor agrees that if at any time as a result of a sale, transfer or otherwise it beneficially owns capital stock of the Company in an amount that would cause its number of director nominees to be reduced pursuant to Section 4.5(e), then the Investor shall cause its current designee or designees to the Board of Directors, as the case may be, to resign from the Board of Directors effective immediately as of such date in proportion to the amount of directors the Investor would be entitled to designate for nomination pursuant to Section 4.5(e). As a condition to the Company's obligation to nominate and recommend Investor's designees under Section 4.5(e), each such designee shall agree to resign as set forth in this Section 5.8 under the circumstances set forth herein.


                                    ARTICLE 6

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligation of each party to effect the transactions to be effected by it at the Closing, shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following conditions:

         (a) HSR ACT. The waiting period (and any extension thereof) applicable to the HSR Act shall have been terminated or shall have expired.

         (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Contemplated Transactions shall be in effect; PROVIDED, HOWEVER, that the parties hereto shall use their Best Efforts to have any such injunction, order, restraint or prohibition vacated.

         (c) COMPANY STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

         (d) NASDAQ LISTING. The Company shall not have received any notice (which notice has not subsequently been withdrawn) that the Common Shares will not be eligible or approved for listing or quotation on Nasdaq as a result of the Contemplated Transactions.

     6.2 CONDITIONS TO OBLIGATION OF THE INVESTOR. The obligation of the Investor to effect the transactions to be effected by it at the Closing, shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement, shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; PROVIDED that for purposes of determining the satisfaction of the foregoing, such representations and warranties shall be deemed true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality", "Material Adverse Change" or "Material Adverse Effect") have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material effect on the ability of the Company to consummate the Contemplated Transactions or to perform its obligations hereunder. The Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, dated as of the date of the Closing Date, to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and the Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, dated as of the date of the Closing Date, to such effect.

         (c) CONSENTS, ETC. The Investor has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained.

         (d) NO MATERIAL ADVERSE CHANGE From the date of this Agreement to the Closing Date, there shall not have occurred any Material Adverse Change with respect to the Company.

         (e) DELIVERY OF CERTAIN DOCUMENTS. The Company shall have delivered to the Investor (i) a certificate dated as of the Closing Date, executed by an officer of the Company, attaching true and correct copies of the Certificate of Incorporation and bylaws of the Company and the resolutions of its Board of Directors and stockholders made in connection with this Agreement and the Contemplated Transactions, and certifying as to the genuineness and authenticity of the signature, and the accuracy of the title, of each officer of the Company executing this Agreement or any document delivered at the Closing, and (ii) the legal opinion of Choate, Hall & Stewart, or such other counsel as is reasonably acceptable to the Investor, dated as of the Closing Date, as set forth in Exhibit F hereto.

         (f) DELIVERY AND PERFORMANCE OF AGREEMENTS. The Registration Rights Agreement, the Management Agreement and the Warrant shall have been duly executed and delivered by the Company.

         (g) CERTIFICATE OF DESIGNATION. The Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation and such instrument shall have become effective.

         (h) BOARD ELECTION. The Board of Directors of the Company shall have been expanded to seven (7) members and the Investor's three (3) nominees to the Board of Directors shall have been elected, effective following the Closing.

     6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the transactions to be effected by it at the Closing, shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; PROVIDED that for purposes of determining the satisfaction of the foregoing, such representations and warranties shall be deemed true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality", "material adverse change" or "material adverse effect") have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Investor to consummate the Contemplated Transactions or to perform its obligations hereunder. The Company shall have received a certificate signed on behalf of the Investor by the chief executive officer and the chief financial officer of the general partner of the Investor, dated as of the date of the Closing Date, to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF THE INVESTOR. The Investor shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of the Investor by the chief executive officer and the chief financial officer of the general partner of the Investor, dated as of the date of the Closing Date, to such effect.

         (c) DELIVERY OF CERTAIN DOCUMENTS. The Investor shall have delivered to the Company a certificate dated as of the Closing Date, executed by a general partner of the Investor, attaching true and correct copies of the Certificate of Limited Partnership of the Investor and the resolutions of its partners made in connection with this Agreement and the Contemplated Transactions, and certifying as to the genuineness and authenticity of the signature, and the accuracy of the title, of the general partner of the Investor executing this Agreement or any document delivered at the Closing.

         (d) DELIVERY AND PERFORMANCE OF AGREEMENTS. The Registration Rights Agreement shall have been duly executed and delivered by the Investor, the Management Agreement shall have been duly executed and delivered by the Yucaipa Companies, and the Purchase Price shall have been delivered to the Company pursuant to Section 2.3(c)(i).


                                    ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. Prior to the Closing, this Agreement may be terminated and the Contemplated Transactions may be abandoned:

                           (i) at any time by mutual written consent of the Company and the Investor;

                           (ii) by either the Company or the Investor if the Closing shall not have occurred prior to the earlier of (A) ten (10) days following notice to the non-terminating party of the prior fulfillment or waiver of all conditions set forth in Article 6 hereof and (B) February 15, 2000, other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Closing;

                           (iii) by either the Company or the Investor if consummation of the Contemplated Transactions would violate any nonappealable final order, decree or judgment of any Governmental Entity having competent jurisdiction; or

                           (iv) by either party if, after 10 days notice to the other party, any condition to the terminating party's obligations to consummate the transactions contemplated by this Agreement to take place at the Closing is incapable of being satisfied prior to February 15, 2000;

                           (v) by either the Company or the Investor if the Company Stockholder Approval is not received (or is voted down) prior to February 15, 2000;

                           (vi) by the Company as provided in Section 4.3(b); or

                           (vii) by either the Company or the Investor if a material breach of any provision of this Agreement has been committed by the other party, and such breach has not been cured or waived within ten (10) days of the delivery of written notice to the breaching party thereof;

PROVIDED, THAT, no party may terminate this Agreement pursuant to clauses (ii),
(iii), (iv), (v), (vi) or (vii) above, if such party is, at the time of any such attempted termination, in material breach of any term hereof.

     7.2 EFFECT OF TERMINATION.

         (a) If there has been a termination pursuant to Section 7.1, then this Agreement shall be deemed void and of no further force and effect, and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Section 9.5 shall survive. Nothing contained in this
Section 7.2 (with the exception of the last sentence of Section 7.2(b)), however, shall (i) relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement prior to any such termination or the corresponding liability for indemnification arising therefrom pursuant to Article 8, or (ii) limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

         (b) Notwithstanding the foregoing provisions of this Section 7.2, in the event of a termination of this Agreement: (i) by the Investor pursuant to Sections 7.1(iv) or

(vii) because of the breach or non-performance by the Company of any of its covenants or obligations set forth in Section 5.1 and prior to, simultaneously with or within twelve (12) months after such termination the Company enters into a Company Acquisition Agreement (substituting 23% for 10% in the definition of the term "Company Takeover Proposal" contained in the definition of Company Acquisition Agreement); (ii) after (A) a bona fide Company Takeover Proposal has been proposed by a third party and such Company Takeover Proposal has not been withdrawn prior to the Company Stockholders Meeting and the Company Stockholder Approval is not obtained at the Company Stockholders Meeting and (B) prior to, simultaneously with or within twelve (12) months after such termination the Company enters into a Company Acquisition Agreement (substituting 23% for 10% in the definition of the term "Company Takeover Proposal" contained in the definition of Company Acquisition Agreement); or (iii) after (A) the Company fails to comply with Section 4.3 and (B) a Company Takeover Proposal has been proposed by a third party; then the Company will immediately pay to the Investor a fee of Three Million Five Hundred Thousand Dollars ($3,500,000), in addition to the amount due to the Investor under Section 9.5, by wire transfer of immediately available funds to accounts designated by the Investor; provided, however, that any such fee otherwise payable pursuant to this Section 7.2 or
Section 4.3(b) and the amount otherwise due under Section 9.5 shall not be payable, and any attempted termination of this Agreement by the Investor shall not be effective, if the Investor is, at the time of such attempted termination, in material breach of any term hereof. Upon the Investor's receipt from the Company of such $3,500,000 fee pursuant to this Section 7.2 or Section 4.3(b), plus the amount due under Section 9.5, this Agreement shall be deemed void and the Investor shall have no further claims against the Company for any breach of any provision of this Agreement, and all further obligations of the parties hereunder shall terminate.

     7.3 AMENDMENT. This Agreement may be amended by mutual agreement of the parties at any time, but only pursuant to an instrument in writing duly executed on behalf of each of the Company and the Investor.

     7.4 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                    ARTICLE 8

                           INDEMNIFICATION; REMEDIES

     8.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations and warranties in this Agreement, the Disclosure Schedule and in any certificate or document delivered pursuant to this Agreement shall survive for a period of one (1) year following the Closing Date. This Section 8.1 shall not limit any covenant, restriction, obligation or other agreement of the parties set forth or contemplated herein, each of which shall survive for its respective term set forth in this Agreement. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, restrictions, obligations and agreements will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     8.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE COMPANY. The Company will indemnify and hold harmless the Investor and its Representatives, partners, controlling persons, and Affiliates and each of their respective Representatives (collectively, the "Company Indemnified Persons") from and against, and will pay to the Company Indemnified Persons the amount of, any and all losses, liabilities, claims, damages, or expenses (including costs of investigation, defense, litigation and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any breach of any representation or warranty made by the Company in this Agreement, the Disclosure Schedule or any other certificate or document delivered by the Company pursuant to this Agreement, provided that notice of such breach is given to the Company pursuant to Section 8.5 or 8.6, as applicable, on or prior to the first anniversary of the Closing Date; or

         (b) any breach by the Company of any covenant, restriction, obligation or agreement of the Company in this Agreement.


     8.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE INVESTOR. The Investor will indemnify and hold harmless the Company, its respective Representatives, and Affiliates and each of their respective Representatives (collectively, the "Investor Indemnified Persons"), and will pay to the Company the amount of any Damages arising, directly or indirectly, from or in connection with:

         (a) any breach of any representation or warranty made by the Investor in this Agreement or in any certificate or document delivered by the Investor pursuant to this Agreement, provided that notice of such breach is given to the Investor pursuant to Section 8.5 or 8.6, as applicable, within three months of the expiration of the survivability of the representation or warranty; or

         (b) any breach by the Investor of any covenant, restriction, obligation or agreement of the Investor in this Agreement.

     8.4 LIMITATION ON AMOUNT.

         (a) The Company will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of
Section 8.2 until the total of all Damages attributable to the Company with respect to such matters taken as a whole exceeds $250,000, after which the amount of such Damages in excess of such initial $250,000 shall be recoverable hereunder up to a maximum recovery equal to the entire amount of the Purchase Price paid by the Investor to the Company hereunder. Notwithstanding the foregoing, this Section 8.4(a) will not apply to any breach of any of the Company's representations and warranties set forth in Section 3.2(o), and the Company will be liable for all Damages with respect to such breaches.

         (b) The Investor will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of
Section 8.3 until the total of all Damages incurred by the Company with respect to such matters taken as a whole exceeds $25,000, after which the amount of such Damages in excess of such initial $25,000 shall be recoverable hereunder up to a maximum recovery equal to $100,000.

     8.5 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

         (a) Promptly after receipt by an Indemnified Person described in
     Section 8.2 or 8.3 of notice of the commencement of any Proceeding against it, including reasonable details as to the basis for such claim (to the extent within the Knowledge of the Indemnified Person), such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.
         (b) If any Proceeding referred to in Section 8.5(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified

     Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation; PROVIDED that if the indemnifying party is also a party to such Proceeding and, under applicable standards of professional conduct, joint representation of the Indemnified Person and the indemnifying party would be inappropriate, then the Indemnified Person shall be entitled to retain separate counsel whose fees and expenses shall be paid by the indemnifying party. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent not to be unreasonably withheld unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person. The Indemnified Person shall provide its reasonable cooperation with the indemnifying party in connection with the defense of a proceeding assumed by indemnifying party hereunder, including the provision of information reasonably requested by the indemnifying party.

         (c) The Company and the Investor hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Company and the Investor with respect to such a claim anywhere in the world.

     8.6 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     8.7 REMEDIES EXCLUSIVE. The remedies provided in this Section 8 shall be exclusive remedies of the parties hereto after the Closing in connection with any breach of a representation or warranty, non-performance, partial or total, of any covenant or agreement contained herein, except with respect to any breach or non-performance of any post-Closing covenant or obligation including, without limitation, those set forth in Section 4.5 or Section 5.7, or in the case of fraud, with respect to which the remedies shall not be limited to those set forth herein.

                                    ARTICLE 9

                               GENERAL PROVISIONS

     9.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when received if delivered personally, on the next Business Day if sent by overnight courier for next Business Day delivery (providing proof of delivery), when confirmation is received, if sent by facsimile or in 5 Business Days if sent by U.S. registered or certified mail, postage prepaid (return receipt requested) to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Investor, to:

                  The Yucaipa Companies
                  10000 Santa Monica Blvd., 5th Floor
                  Los Angeles, California 90067

                  Attn: Robert Bermingham
                  Facsimile:  310-789-7201

             with a copy to:

                  Munger, Tolles & Olson LLP
                  355 South Grand Avenue, 35th Floor
                  Los Angeles, California  90071-1560
                  Attn: Judith Kitano
                  Facsimile:  213-687-3702

         (b) if to the Company, to:

                  Cyrk, Inc.
                  3 Pond Road
                  Gloucester, Massachusetts 01930

                  Attn:  President
                  Facsimile: 978-281-2088

             with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York  10019

                  Attn:  Richard D. Pritz
                  Facsimile:  212-259-6333

                  and

                  Choate, Hall & Stewart
                  Exchange Place
                  53 State Street
                  Boston, Massachusetts  02109
                  Attn:  Cameron Read
                  Facsimile:  617-248-4000

     9.2 INTERPRETATION. A reference made in this Agreement to an Article, Section, Exhibit or Schedule, shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.4 ENTIRE AGREEMENT; NO THIRDPARTY BENEFICIARIES. This Agreement, the Registration Rights Agreement and the Confidentiality Agreement together constitute the entire agreement between the parties with respect to the subject hereof and thereof, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of such agreements. Except as explicitly provided in Sections 8.2 and 8.3, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

     9.5 COSTS AND EXPENSES. All costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Contemplated Transactions (including, irrespective of whether the Closing shall have occurred, costs incurred by the Investor and its Affiliates in connection with an investment in (or acquisition of) the Company, which include, without limitation, all attorney fees and other consultant and advisor fees, including all fees and expenses arising from any due diligence investigation and fees of brokers, investment bankers or financial advisors) shall be borne by the Company, and the Company shall reimburse the Investor for all such costs and expenses on the earlier to occur of: (i) the Closing, (ii) the third Business Day following the Company Stockholders Meeting if the Company Stockholder Approval is not received, (iii) immediately following the termination of the Agreement pursuant to Section 4.3(b) or under circumstances in which a fee is payable pursuant to Section 7.2(b), and (iv) the third Business Day following the termination of the Agreement for any other reason, other than for material breach of any term hereof by the Investor, provided, in the event of (i) above the Company's reimbursement obligation hereunder shall be limited to Two Million Two Hundred Thousand Dollars ($2,200,000) in the aggregate; provided, further, in the event of (ii) or (iv) above the Company's reimbursement obligation hereunder shall be limited to One Million Seven Hundred Thousand Dollars ($1,700,000) in the aggregate; and provided, further, in the event of (iii) above, the Company's reimbursement obligation hereunder shall be limited to One Million Two Hundred Thousand Dollars ($1,200,000) in the aggregate.

     9.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the Contemplated Transactions, and each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court and (b) it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than any such court.

     9.9 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the Contemplated Transactions are not affected in a manner materially adverse to any party hereto.

     9.10 FURTHER ASSURANCES. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and

(iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     9.11 CONSTRUCTION. In entering into this Agreement, each party represents and warrants that such party does so freely and voluntarily, after having had the opportunity to meet and confer with such party's respective attorneys regarding the contents and legal effect of this Agreement. Each party represents and warrants that such party has full power and authority to enter into and execute this Agreement. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. In the event any claim is made by any party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or such party's counsel.

                  IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be signed by their respective general partner or officer hereunto duly authorized, all as of the date first written above.

                                                OVERSEAS TOYS, L.P.





                                                By:
                                                    ----------------------------

                                                Its:
                                                    ----------------------------



                                                CYRK, INC.


                                                By:
                                                    ----------------------------

                                                Its:
                                                    ----------------------------

                                    EXHIBIT A

                                   DEFINITIONS

         "AFFILIATE" means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         "AGREEMENT" or "SECURITIES PURCHASE AGREEMENT" means this Securities Purchase Agreement, including all Exhibits and Disclosure Schedules attached hereto, as amended from time to time in accordance with the provisions of
Section 7.3. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

         "BEAR STEARNS OPINION" has the meaning set forth in Section 3.2(p).

         "BEST EFFORTS" means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in good faith in similar circumstances to ensure that such result is achieved as expeditiously as can reasonably be expected.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a day which is a legal holiday in the State of Delaware.

         "CERTIFICATE OF DESIGNATION" means the Certificate of Designation for the Series A Preferred Stock attached hereto as Exhibit B.

         "CLOSING" has the meaning set forth in Section 2.3.

         "CLOSING DATE" has the meaning set forth in Section 2.3.

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "COMMON SHARES" has the meaning set forth in Section 3.2(c).

         "COMPANY" has the meaning set forth in the Preamble.

         "COMPANY ACQUISITION AGREEMENT" means any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal.

         "COMPANY SEC FINANCIAL STATEMENTS" has the meaning set forth in Section 3.2(e)

         "COMPANY SEC DOCUMENTS" has the meaning set forth in Section 3.2(e)

         "COMPANY STOCK OPTIONS" means all outstanding officer, employee, director or consultant stock options to purchase shares of Common Stock granted under the Option Plans.

         "COMPANY STOCKHOLDER APPROVAL" has the meaning set forth in Section 5.1(b).

         "COMPANY STOCKHOLDERS MEETING" has the meaning set forth in Section 5.1(b).

         "COMPANY SUPERIOR PROPOSAL" means any Company Takeover Proposal (substituting 25% for 10% in the definition thereof), on terms which the Board of Directors of the Company or the Special Committee determines in its good faith judgment, following consultation with its outside counsel and its financial advisor, taking into account all legal, financial, regulatory and other aspects of such proposal, to be more favorable to the Company's stockholders than the Contemplated Transactions and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company or the Special Committee, following consultation with its outside counsel and its financial advisor, is reasonably capable of being obtained by such third party.

         "COMPANY TAKEOVER PROPOSAL" means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer from any Person unaffiliated with the Investor relating to (i) any direct or indirect acquisition or purchase (including by merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction) from the Company or any of its Subsidiaries of assets, equity securities, or any other interest of or in the Company or any of its Subsidiaries with a fair market value, in the aggregate, of 10% or more of the total market capitalization of the Company (i.e., the average of the Closing Prices (as defined in the Certificate of Designation) of the Common Shares for the twenty (20) consecutive Trading Days (as defined in the Certificate of Designation) ending on the day before the Company Takeover Proposal is made MULTIPLIED by the number of outstanding Common Shares as of the most recent annual or quarterly SEC filing of the Company), (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of any equity securities of the Company (other than the Series A Preferred Shares), or (iii) any merger, consolidation, business combination, recapitalization, reorganization, or similar transaction involving the Company in which the holders of voting stock of the Company immediately prior to such transaction do not own at least 90% of the voting stock of the company surviving such transaction.

         "CONFIDENTIALITY AGREEMENT" means that certain letter agreement dated as of January 25, 1999 by and between the Company and the Investor.

         "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including, without limitation, (i) the sale by the Company of the Series A Preferred Shares and the Warrant to the Investor, (ii) the execution, delivery, and performance of the Registration Rights Agreement, the Management Agreement, and the Voting Agreement, (iii) the performance by the Investor and the Company of their respective covenants and obligations under this Agreement, and (iv) the Investor's acquisition and ownership of the Preferred Shares and the Warrant. "DAMAGES" has the meaning set forth in Section 8.2.

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3.1.

         "EMPLOYEE AGREEMENTS AND PLANS" has the meaning set forth in Section 3.2(i).

         "EMPLOYMENT AGREEMENTS" has the meaning set forth in the Recitals.

         "ENVIRONMENTAL LAWS" has the meaning set forth in Section 3.2(l).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ERISA AFFILIATE" has the meaning set forth in Section 3.2(i).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "GAAP" means generally accepted accounting principles as used in the United States.

         "GOVERNMENTAL ENTIT(Y/IES)" has the meaning set forth in Section
3.2(d).

         "HSR ACT" has the meaning set forth in Section 3.2(d).

         "INDEMNIFIED PERSONS" means the Investor Indemnified Persons and the Company Indemnified Persons, each an "Indemnified Person".

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.2(n).

         "INVESTOR" has the meaning set forth in the Preamble.

         "INVESTOR INDEMNIFIED PERSONS" has the meaning set forth in Section
8.3.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" means, with respect to an individual, that such individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or executive officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LIENS" has the meaning set forth in Section 3.2(b).

         "MANAGEMENT AGREEMENT" has the meaning set forth in the Recitals.

         "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any change or effect that either individually or in the aggregate with all other such changes or effects is, or would reasonably be expected to be, materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole (except for changes affecting the economy generally or resulting from the announcement or execution of this Agreement or the consummation of the Contemplated Transactions);

         "MATERIAL CONTRACTS" has the meaning set forth in Section 3.2(d).

         "NASD" has the meaning set forth in Section 3.2(r).

         "NASDAQ" has the meaning set forth in Section 3.2(r).

         "OPTION PLANS" mean the Company's 1993 Omnibus Stock Plan, 1997 Acquisition Stock Plan, or 1993 Employee Stock Purchase Plan, each an "Option Plan."

         "ORGANIZATIONAL DOCUMENTS" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing (including any pending or proposed amendments).

         "PERMITTED LIENS" means (i) liens, charges and encumbrances for any taxes, assessments or other governmental charges for sums not yet due; (ii) liens granted under the Company's or any of its Subsidiaries' senior secured lending facilities; (iii) purchase money liens, and (iv) such other liens, restrictions and other encumbrances, if any, which do not materially detract from the value of, or materially interfere with, the present use of the Company of the property subject thereof or affected thereby.

         "PERSON" means an individual, or a corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

         "PREFERRED SHARES" has the meaning set forth in Section 3.2(c).

         "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         "PROXY STATEMENT" has the meaning set forth in Section 5.1(a).

         "PURCHASE PRICE" has the meaning set forth in Section 2.2.

         "PURCHASED SECURITIES" has the meaning set forth in Section 2.1.

         "RECENT COMPANY SEC DOCUMENTS" has the meaning set forth in Section 3.2(e).

         "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in the Recitals.

         "REPRESENTATIVE" means with respect to a particular Person, any authorized director, officer, employee, agent, consultant, advisor, or other authorized representative of such Person, including legal counsel, accountants, and financial advisors.

         "SEC" has the meaning set forth in Section 3.2(d).

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SERIES A PREFERRED SHARES" has the meaning set forth in Section 2.1.

         "SERIES A PREFERRED STOCK" has the meaning set forth in the Recitals.

         "SOFTWARE" has the meaning set forth in Section 3.2(n).

         "SPECIAL COMMITTEE" has the meaning set forth in Section 3.2(q).

         "STOCK PLANS" means the Option Plans, the warrants set forth in Section 3.2(c) of the Disclosure Schedule and any other plan, program, agreement or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary of the Company.

         "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, 50% or more of the equity interest of which, is owned directly or indirectly by such first Person.

         "TAX RETURN(S)" means any return(s), report(s) or statement(s) required to be filed with any Governmental Entity with respect to any Tax(es).

         "TAX(ES)" means any and all tax(es) of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

         "THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

         "UPDATES" has the meaning set forth in Section 4.1(e).

         "VOTING AGREEMENT" means the Voting Agreement, entered into as of the date hereof and as amended from time to time pursuant to the provisions of
Section 4.2 thereof, by and among the Investor and the stockholders of the Company listed on the signature page thereof or who subsequently become a party thereto.

         "WARRANT" has the meaning set forth in the Recitals.